Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board

Evotec AG

We consent to the incorporation by reference in the registration statement No. 333-150667 on Form S-8 of Evotec AG of our report dated June 20, 2008, with respect to the consolidated balance sheets of Evotec AG as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows and changes of stockholders’ equity for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, which report appears in Evotec AG’s 2007 Annual Report on Form 20-F.

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

June 26, 2008